As filed with the Securities and Exchange Commission on August 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0450326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Address of principal executive offices)

AMENDED AND RESTATED 2001 STOCK OPTION PLAN

2011 OMNIBUS INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED 2011 OMNIBUS INCENTIVE COMPENSATION PLAN

OPTION AWARD AGREEMENT (EMPLOYMENT INDUCEMENT GRANT)

RESTRICTED STOCK UNIT AWARD AGREEMENT

(EMPLOYMENT INDUCEMENT GRANT)

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

(EMPLOYMENT INDUCEMENT GRANT)

(Full title of the plans)

Gordon E. Devens

Senior Vice President and General Counsel

XPO Logistics, Inc.

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Name and address of agent for service)

(855) 976-4636

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (7)	Proposed Maximum Aggregate Offering Price (7)	Amount of Registration Fee
Common Stock, $0.001 par value
Outstanding Award Shares (1)(2)	1,431,439	n/a	n/a	n/a
Remaining Shares (3)(4)	26,643	n/a	n/a	n/a
Shares not previously registered(5)	4,000,000	$14.88	$59,520,000	$6,820.99
Shares not previously registered(6)	185,000	$14.88	$2,752,800	$315.47
Total	5,643,082 (8)	n/a	n/a	$7,136.46

(1)	The Outstanding Award Shares are shares of common stock of XPO Logistics, Inc. (the “Company”) that were subject to outstanding options under the Company’s Amended and Restated 2001 Stock Option Plan (the “Stock Option Plan”) or awards under the Company’s 2011 Omnibus Incentive Compensation Plan (the “Prior Plan”) as of May 31, 2012. On May 31, 2012, the Company’s stockholders approved the adoption of the Amended and Restated 2011 Omnibus Incentive Compensation Plan (the “New Plan”), which replaced and superseded the Prior Plan. Pursuant to Section 4 of the New Plan, the Outstanding Award Shares will become available for issuance under the New Plan if such outstanding options under the Stock Option Plan or awards under the Prior Plan are forfeited on or after May 31, 2012; provided, however, such forfeited Outstanding Award Shares with respect to options originally granted under the Stock Option Plan will only become available to be delivered pursuant to stock options granted under the New Plan. In addition, any shares of common stock of the Company that are withheld by the Company in payment of the exercise price of an award granted under the New Plan or the Prior Plan or an option under the Stock Option Plan or any taxes required to be withheld in respect of such an award or option, will again become available for issuance under the New Plan.
(2)	The Outstanding Award Shares exclude: (i) 745,000 shares with respect to restricted stock units that were granted under the Prior Plan and (ii) 75,000 shares with respect to restricted stock units that were granted outside the Stock Option Plan and the Prior Plan. Such restricted stock units will be settled from the additional share capacity approved by the Company’s stockholders on May 31, 2012. The Outstanding Award Shares also exclude the 185,000 shares referenced in Note (6) below.
(3)	The Remaining Shares are shares of common stock of the Company that were previously registered by the Company and available for grant under the Prior Plan but were not subject to outstanding awards on May 31, 2012 and are now available for grant under the New Plan pursuant to Section 4 of the New Plan.
(4)	The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares”. The Carried Forward Shares were previously registered by the Company under a registration statement on Form S-8 filed on September 20, 2011 (File No. 333-176921) and the Company paid the required fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Carried Forward Shares. The Company has concurrently filed Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on September 20, 2011 (File No. 333-176921) deregistering the Carried Forward Shares under the Prior Plan.
(5)	Represents 4,000,000 shares of common stock available for issuance under the New Plan, which includes 820,000 shares with respect to the restricted stock units that are referenced in Note (2) above.
(6)	Represents 50,000 shares of common stock reserved for issuance upon exercise of options awarded pursuant to an option award agreement dated as of February 13, 2012; 50,000 shares of common stock reserved for issuance upon vesting of time-based restricted stock units awarded pursuant to a restricted stock unit award agreement dated as of February 13, 2012; and 85,000 shares of common stock reserved for issuance upon vesting of performance-based restricted stock units awarded pursuant to a performance-based restricted stock unit award agreement dated as of February 13, 2012. These awards were granted by the Company as employment inducement awards.
(7)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of common stock of the Company on August 29, 2012, as reported by the New York Stock Exchange.
(8)	Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock which become issuable under the New Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (“Commission”) are incorporated in this registration statement by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including portions of the Company’s Proxy Statement on Schedule 14A filed on April 27, 2012, to the extent incorporated by reference into such Annual Report on Form 10-K;

(b)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012 and the quarter ended June 30, 2012;

(c)	Current Reports on Form 8-K and amendments thereto filed on January 20, 2012, February 7, 2012, March 20, 2012, June 4, 2012, June 8, 2012, August 9, 2012 and August 22, 2012; and

(d)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form S-3, filed on September 20, 2011, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article VIII of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), provides as follows:

The Company shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Company or (ii) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while this Article VIII is in effect. Any repeal or amendment of this Article VIII shall be prospective only and shall not limit the rights of any such director or officer of the obligations of the Company with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VIII. Such right shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor as actual determination by the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article VIII shall extend to proceedings involving the negligence of such person.

The Company may additionally indemnify any employee or agent of the Company to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding.

Article IX of the Company Certificate provides as follows:

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper benefit. Any repeal or amendment of this Article IX by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Company is not personally liable as set forth in the foregoing provisions of this Article IX, a director shall not be liable to the Company or its stockholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the DGCL.

Article VII, Section 8 of the Company’s 2nd Amended and Restated Bylaws provides that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL and may, if and to the extent authorized by the Board of Directors, so indemnify such other persons whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, the Company maintains directors’ and officers’ liability insurance policies.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company, dated May 17, 2005, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and incorporated herein by reference.

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company, dated June 1, 2006, filed as Exhibit 3 to the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2006, and incorporated herein by reference.

4.3	Certificate of Amendment to the Certificate of Incorporation of the Company, dated June 20, 2007, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and incorporated herein by reference.

4.4	Certificate of Amendment to the Certificate of Incorporation of the Company, dated September 1, 2011, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2011, and incorporated herein by reference.

4.5	2nd Amended and Restated Bylaws of the Company, dated August 30, 2007, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on September 14, 2007, and incorporated herein by reference.

4.6	Amended and Restated 2001 Stock Option Plan, filed as Exhibit 4.1 to the Company’s registration statement on Form S-8 filed with the SEC on May 20, 2010, and incorporated herein by reference.

4.7	2011 Omnibus Incentive Compensation Plan, filed as Exhibit D to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2011, and incorporated herein by reference.

4.8	Amended and Restated 2011 Omnibus Incentive Compensation Plan, filed as Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 27, 2012, and incorporated herein by reference.

4.9	Option Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig.

4.10	Restricted Stock Unit Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig.

4.11	Performance-Based Restricted Stock Unit Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig.

5.1	Opinion of counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page hereto).

Item 9.	Undertakings

A. The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this August 30, 2012.

XPO LOGISTICS, INC.,

By:	/s/ Gordon E. Devens
Gordon E. Devens Senior Vice President and General Counsel

POWER OF ATTORNEY

We, the undersigned directors and officers of XPO Logistics, Inc., do hereby constitute and appoint Bradley S. Jacobs and Gordon E. Devens, or either of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley S. Jacobs Name: Bradley S. Jacobs	Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors and Director	August 30, 2012

/s/ John J. Hardig Name: John J. Hardig	Chief Financial Officer (Principal Financial Officer)	August 30, 2012

/s/ Kent R. Renner Name: Kent R. Renner	Chief Accounting Officer (Principal Accounting Officer)	August 30, 2012

/s/ G. Chris Andersen Name: G. Chris Andersen	Director	August 30, 2012

/s/ Michael G. Jesselson Name: Michael G. Jesselson	Director	August 30, 2012

/s/ Adrian P. Kingshott Name: Adrian P. Kingshott	Director	August 30, 2012

/s/ James J. Martell Name: James J. Martell	Director	August 30, 2012

/s/ Jason D. Papastavrou Name: Jason D. Papastavrou	Director	August 30, 2012

/s/ Oren G. Shaffer Name: Oren G. Shaffer	Director	August 30, 2012

1

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company, dated May 17, 2005, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and incorporated herein by reference.

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company, dated June 1, 2006, filed as Exhibit 3 to the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2006, and incorporated herein by reference.

4.3	Certificate of Amendment to the Certificate of Incorporation of the Company, dated June 20, 2007, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and incorporated herein by reference.

4.4	Certificate of Amendment to the Certificate of Incorporation of the Company, dated September 1, 2011, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2011, and incorporated herein by reference.

4.5	2nd Amended and Restated Bylaws of the Company, dated August 30, 2007, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on September 14, 2007, and incorporated herein by reference.

4.6	Amended and Restated 2001 Stock Option Plan, filed as Exhibit 4.1 to the Company’s registration statement on Form S-8 filed with the SEC on May 20, 2010, and incorporated herein by reference.

4.7	2011 Omnibus Incentive Compensation Plan, filed as Exhibit D to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2011, and incorporated herein by reference.

4.8	Amended and Restated 2011 Omnibus Incentive Compensation Plan, filed as Exhibit A to the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 27, 2012, and incorporated herein by reference.

4.9	Option Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig.*

4.10	Restricted Stock Unit Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig.*

4.11	Performance-Based Restricted Stock Unit Award Agreement, dated as of February 13, 2012, by and between the Company and John J. Hardig.*

5.1	Opinion of counsel.*

23.1	Consent of KPMG LLP.*

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page hereto).

*	Filed herewith